UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2020

SIMON PROPERTY GROUP, INC.

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware (Simon Property Group, Inc.) Delaware (Simon Property Group, L.P.) (State of incorporation or organization)	001-14469 (Simon Property Group, Inc.) 001-36110 (Simon Property Group, L.P.) (Commission File No.)	04-6268599 (Simon Property Group, Inc.) 34-1755769 (Simon Property Group, L.P.) (I.R.S. Employer Identification No.)

225 West Washington Street

Indianapolis, Indiana 46204

(Address of principal executive offices)

(317) 636-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered

Common stock, $0.0001 par value	SPG	New York Stock Exchange
8⅜% Series J Cumulative Redeemable Preferred Stock, $0.0001 par value	SPGJ	New York Stock Exchange
2.375% Senior Unsecured Notes due 2020	SPG/20	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Simon Property Group, Inc.:	Emerging growth company ☐

Simon Property Group, L.P.:	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Simon Property Group, Inc.:  ☐

Simon Property Group, L.P.:  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On February 9, 2020, Simon Property Group, Inc., a Delaware corporation (“Simon”), Simon Property Group, L.P., a Delaware limited partnership (the “Simon Operating Partnership”), Silver Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of the Simon Operating Partnership (“Merger Sub 1”), Silver Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2” and, together with Simon, the Simon Operating Partnership and Merger Sub 1, the “Simon Parties”), Taubman Centers, Inc., a Michigan corporation (“TCO”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the “Taubman Operating Partnership” and, together with TCO, the “Taubman Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman Operating Partnership (the “Partnership Merger”) and TCO will be merged with and into Merger Sub 1 (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Taubman Operating Partnership will survive (the “Surviving Taubman Operating Partnership”) and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive (“Surviving TCO”) and the separate corporate existence of TCO will cease. Immediately following the Partnership Merger, the Surviving Taubman Operating Partnership will be converted (the “Conversion”) into a Delaware limited liability company (the “Joint Venture”).

Transaction Structure

At the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), (i) each unit of partnership interest in the Taubman Operating Partnership (each, a “Taubman OP Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Taubman Operating Partnership who is not a member of the Taubman Family (defined as the “Titanium Family” in the Merger Agreement) (the “Minority Partners”) will be converted into the right to receive, at the election of such Minority Partner, the Common Stock Merger Consideration (as defined below) or 0.3814 limited partnership units in the Simon Operating Partnership; (ii) certain Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will remain outstanding as units of partnership interest in the Surviving Taubman Operating Partnership; and (iii) all other Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will be converted into the right to receive the Common Stock Merger Consideration. In addition, at the Partnership Merger Effective Time, each outstanding incentive unit in the Taubman Operating Partnership will vest and be converted into a Taubman OP Unit, to be treated in the Partnership Merger in the same manner as the Taubman OP Units held by the Minority Partners. The membership interests of Merger Sub 2 issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into a number of units of partnership interest in the Surviving Taubman Operating Partnership such that following the Partnership Merger, Merger Sub 1 and TCO will collectively own 80% (assuming, for purposes of this calculation, that the Taubman OP Units issuable under the Option Deferral Agreement (as defined in the Merger Agreement) among TCO, the Taubman Operating Partnership and Robert S. Taubman are outstanding interests of the Surviving Taubman Operating Partnership) of the outstanding interests of the Surviving Taubman Operating Partnership.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the REIT Merger (the “REIT Merger Effective Time”), (i) each share of common stock, $0.01 par value per share, of TCO (the “TCO Common Stock”) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive $52.50 in cash (the “Common Stock Merger Consideration”); and (ii) each share of Series B Non-Participating Convertible Preferred Stock, $0.001 par value per share, of TCO (the “TCO Series B Preferred Stock”) will be converted into the right to receive an amount in cash equal to the Common Stock Merger Consideration, divided by 14,000. Immediately prior to the REIT Merger Effective Time, TCO will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of Series J Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series J Preferred Stock”) and each share of Series K Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series K Preferred Stock”), at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share (the “Redemption”).

In addition, at the REIT Merger Effective Time, (i) each outstanding restricted stock unit award of TCO (each, a “TCO RSU”) and each outstanding performance stock unit award (each, a “TCO PSU”) granted under the Taubman Stock Plans (defined as the “Titanium Stock Plans” in the Merger Agreement) that vest in accordance with its terms in connection with the closing of the Mergers will automatically convert into the right to receive the Common Stock Merger Consideration; (ii) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms at the REIT Merger Effective Time will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (iii) each outstanding share of deferred TCO Common Stock (each, a “TCO DSU”) granted under the Taubman Stock Plans will be converted into the right to receive the Common Stock Merger Consideration; and (iv) each dividend equivalent right granted in tandem with any TCO RSU or TCO PSU (each a “TCO DER”) will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates.

Finally, at the effective time of the Conversion, the Option Deferral Agreement (as defined in the Merger Agreement) will be deemed to be amended so that each Option Deferred Unit (as defined in the Merger Agreement) will represent the right to receive, following the Conversion, one Reorganized Taubman OP Unit (defined as a “Reorganized Titanium OP Unit” in the Merger Agreement), and will remain subject to all other terms and conditions of the Option Deferral Agreement.

Following the Mergers and the Conversion, the Simon Operating Partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman Family will own the remaining 20% (assuming, for purposes of this calculation, that Taubman OP Units issuable under the Option Deferral Agreement are outstanding interests of the Surviving Taubman Operating Partnership) of the limited liability company interests of the Joint Venture. Surviving TCO and the Taubman Family will enter into an Operating Agreement (as defined below) with respect to the Joint Venture at the time of the Conversion in the form attached as Exhibit B to the Merger Agreement and described further below.

Conditions to the Merger

The consummation of the Mergers is subject to the approval of the REIT Merger by (i) the holders of at least two-thirds of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class); (ii) the holders of at least a majority of TCO Series B Preferred Stock; and (iii) the holders of at least a majority of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class and excluding the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock owned of record or beneficially by the Taubman Family). In addition, the consummation of the Mergers is subject to certain other customary closing conditions, including, among others, the approval of the Partnership Merger by the partners holding at least a majority of the aggregate percentage interests in the Taubman Operating Partnership (other than those held by TCO) (which approval has been obtained), the absence of certain legal impediments to the consummation of the Mergers, the absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to TCO and material compliance by the Simon Parties and the Taubman Parties with their respective obligations under the Merger Agreement. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the Simon Parties.

Go-Shop; Non-Solicit

For the first 45 days following the signing of the Merger Agreement (the “Go-Shop Period”), TCO will be permitted to solicit, propose, encourage or facilitate competing bids and negotiate competing Acquisition Proposals (as defined in the Merger Agreement), subject to certain information and matching rights of Simon. Subject to certain exceptions, at the conclusion of the Go-Shop Period, TCO has agreed not to (i) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of TCO or any of its subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate, facilitate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal; (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined in the Merger Agreement) or that would reasonably be expected to lead to an Acquisition Proposal; or (v) reimburse or agree to reimburse the expenses of any other person in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

Prior to the approval of the Merger Agreement by TCO’s shareholders, the Board of Directors of TCO (the “TCO Board”) may in certain circumstances effect a Taubman Board Recommendation Change (defined as a “Titanium Board Recommendation Change” in the Merger Agreement) and terminate the Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal (as defined in the Merger Agreement), subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including payment to Simon of a termination fee (as described below).

Termination

Upon a termination of the Merger Agreement, under certain circumstances, the Taubman Operating Partnership will be required to pay a termination fee to Simon of $46,604,909 if such termination occurs during the Go-Shop Period (and for a limited period beyond the Go-Shop Period in certain cases, as described in the Merger Agreement) and $111,851,783 if such termination occurs after the conclusion of the Go-Shop Period. The termination fee is payable if the Merger Agreement is terminated by TCO prior to the approval of the Merger Agreement by TCO’s shareholders to accept a Superior Proposal, as further described in the Merger Agreement. In addition, the termination fee is payable to Simon if Simon terminates the Merger Agreement under certain circumstances and subject to certain restrictions, including if the TCO Board effects a Taubman Board Recommendation Change. If (i) the Merger Agreement is terminated (A) by either TCO or Simon because the Mergers have not occurred by the end date described below or because TCO shareholder approval is not obtained at a shareholder meeting duly held for such purpose or (B) by Simon in respect of a breach of TCO’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within the time periods prescribed by the Merger Agreement; (ii) an alternative acquisition proposal has been made to TCO and publicly announced or otherwise disclosed and not withdrawn; and (iii) within twelve months after termination of the Merger Agreement, TCO enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal, the Taubman Operating Partnership will pay Simon the termination fee.

In addition to the foregoing termination rights and customary termination rights held by each party, either party may terminate the Merger Agreement if the Mergers are not consummated on or before an end date of February 9, 2021 and such party’s breach was not the primary cause of the failure of the Mergers to be consummated by such date. In such event, no termination fee is payable.

Other Terms of the Merger Agreement

The Simon Parties and Taubman Parties each made certain customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by the Taubman Parties to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, and a covenant by Simon to maintain its REIT qualification, during the period between the execution of the Merger Agreement and the consummation of the Mergers. Further, each party has agreed to use its reasonable best efforts to obtain any necessary regulatory approvals, subject to Simon’s right to control the process of seeking such approvals and certain other limitations, including that Simon need not take any action that would be a “Simon Burdensome Condition” (defined as a “Silver Burdensome Condition” in the Merger Agreement) under the Merger Agreement and TCO need not take any action that would be a “Taubman Burdensome Condition” (defined as a “Titanium Burdensome Condition” in the Merger Agreement) under the Merger Agreement. Further, the Simon Parties are not required to close prior to November 9, 2020 if a governmental investigation or proceeding is pending that, in Simon’s reasonable judgment, following consultation with TCO and the Taubman Family, would reasonably be expected to lead to a Simon Burdensome Condition.

TCO has also agreed to seek to obtain certain third-party consents prior to the closing, and if such consents are not obtained or the need for such consents is not otherwise removed, the Simon Parties are not obligated to close until after July 9, 2020.

In connection with and in order to facilitate the Redemption, Simon will purchase Series A Preferred Units of the Surviving Taubman Operating Partnership (which shall have the terms set forth in the Operating Agreement, as described below) for an aggregate amount equal to $25.00 multiplied by the number of shares of TCO Series J Preferred Stock and TCO Series K Preferred Stock outstanding at the closing of the Mergers.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide shareholders with information regarding its terms and is not intended to provide any factual information about the Simon Parties or the Taubman Parties. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of parties to the Merger Agreement; and are not intended as statements of fact to be relied upon by TCO’s or Simon’s shareholders, but rather as a way of allocating the risk between the parties to the Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders. Accordingly, shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Taubman Parties or the Simon Parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Simon’s public disclosures. Simon acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Joint Venture Operating Agreement

Immediately following the Conversion, Surviving TCO and the Taubman Family will enter into an operating agreement with respect to the Joint Venture (the “Operating Agreement”) that will define the rights, duties and responsibilities of Surviving TCO and the Taubman Family as members of the Joint Venture. At the time of the Conversion, Surviving TCO will hold 80% of the common units of the Joint Venture and the Taubman Family will hold the remaining 20%. Affiliates of Simon will also hold certain preferred units of the Joint Venture as consideration for providing the funds for the redemption of the TCO Series J Preferred Stock and the TCO Series K Preferred Stock, which preferred units will be on substantially the same terms as the TCO Series J Preferred Stock and the TCO Series K Preferred Stock.

Prior to the occurrence of certain specified termination events (including, but not limited to, the Taubman Family’s ownership falling below a specified threshold) (the “Taubman Period”), the operations of the Joint Venture and its subsidiaries will be managed by the Chief Executive Officer, Robert S. Taubman (or, if Robert S. Taubman ceases to be Chief Executive Officer, William S. Taubman or another Taubman Family appointee reasonably acceptable to Surviving TCO), subject to approval rights held by Surviving TCO over certain material matters, including, but not limited to, equity issuances, debt incurrences beyond certain agreed-upon exceptions, the annual budget (subject to certain procedures and exceptions), material litigation, affiliate transactions and material contracts. In addition, for as long as Simon intends to qualify as a real estate investment trust, the Joint Venture is obligated to operate as if it were a real estate investment trust.

Following the end of the Taubman Period, the operations of the Joint Venture and its subsidiaries will be managed by a board of directors appointed by Surviving TCO, subject to a more limited set of approval rights held by the Taubman Family, subject to the Taubman Family maintaining certain minimum ownership thresholds.

The Joint Venture will be required to distribute to its members, on a monthly basis, in addition to certain other minimum requirements agreed to in the Operating Agreement, the greater of (i) 95% of the portion of the Joint Venture’s REIT taxable income attributable (directly or indirectly) to Surviving TCO, grossed up for all the members of the Joint Venture and (ii) certain minimum distribution levels agreed by Surviving TCO and the Taubman Family.

Subject to customary exceptions, the Operating Agreement will restrict the Taubman Family from transferring its equity in the Joint Venture to third parties. Subject to customary exceptions, Surviving TCO will be restricted from transferring its equity in the Joint Venture to third parties until the earlier of the seventh anniversary of the Conversion and the end of the Taubman Period. The Taubman Family will have the right to exchange its equity interests for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at the Taubman Family’s election) based on specified valuation methods at the following times and in the following amounts:

•             Between the second and third anniversaries of the Conversion (i.e., between 24 to 36 months thereafter): One-time exchange of 100% of the Taubman Family’s equity in the Joint Venture. Surviving TCO will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash. Surviving TCO will also have the option to cause the exchange of half of the equity interests subject to such exchange to close on a delayed basis, within one year of the initial closing, for the same value and consideration mix.

•             After the second anniversary of the Conversion: Up to 20% of the Taubman Family’s initial equity in the Joint Venture may be exchanged following the second anniversary, 40% following the third anniversary, 60% following the fourth anniversary, 80% following the fifth anniversary and 100% following the sixth anniversary and thereafter.

•             In each case, an exchange must be for no less than a number of equity interests equal to 10% of the common units of the Joint Venture owned by the Taubman Family as of the effective time of the Conversion or the Taubman Family’s entire remaining equity stake, if smaller. The Taubman Family will agree to vote any limited partnership units in the Simon Operating Partnership it acquires pursuant to any such exchanges as directed by the Simon family designee under the limited partnership agreement of the Simon Operating Partnership, subject to certain exceptions.

•             The Taubman Family will have customary registration rights with respect to any common shares of Simon it may receive upon redemption or exchange of any limited partnership units in the Simon Operating Partnership received pursuant to such exchanges.

Under certain circumstances, Surviving TCO will have the right to cause the Taubman Family to exchange 100% of its equity interests in the Joint Venture for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at Surviving TCO’s election), pursuant to the same pricing mechanics as the Taubman Family’s elective exchanges. The Taubman Family will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash.

Certain members of the Taubman Family involved in the management of the Joint Venture will agree to customary non-competition obligations until such time as the Taubman Family no longer owns 2% of the common units in the Joint Venture and for one year thereafter.

Prior to the Taubman Family’s ownership falling below a specified threshold, subject to certain exceptions, business opportunities first identified by the Joint Venture will belong to the Joint Venture and Surviving TCO will agree not to pursue such business opportunities outside of the Joint Venture without the consent of the Taubman Family.

The foregoing description of the Operating Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Operating Agreement, which is attached as Exhibit B to the Merger Agreement and is incorporated herein by reference.

Voting Agreement

Concurrent with and as a condition to the Simon Parties entering into the Merger Agreement, each member of the Taubman Family that owns TCO Common Stock, TCO Series B Preferred Stock or partnership units of the Taubman Operating Partnership (such equity interests, collectively, the “Subject Equity”), including certain affiliated entities of Robert S. Taubman and William S. Taubman and certain members of their immediate family, entered into a voting agreement with Simon (the “Voting Agreement”) with respect to all of the Subject Equity beneficially owned by the Taubman Family.

The Taubman Family beneficially own approximately 90% of the outstanding shares of TCO Series B Preferred Stock, representing, together with TCO Common Stock beneficially owned by the Taubman Family, approximately 29% of the voting stock of TCO. Pursuant to the Voting Agreement, the Taubman Family have agreed to take the following actions, among others, during the term of the Voting Agreement: (1) vote the Subject Equity in favor of the REIT Merger, the Partnership Merger and the Conversion, as applicable; (2) vote the Subject Equity against any Acquisition Proposal; and (3) vote the Subject Equity against any other actions that would impede, interfere with, delay or prevent the consummation of the Mergers, the Conversion or the other transactions contemplated by the Merger Agreement. The Voting Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms; (ii) the REIT Merger Effective Time; and (iii) the Taubman Family providing written notice to Simon that it is terminating the Voting Agreement at any time following (A) a Taubman Board Recommendation Change or (B) any change to the terms of the Merger Agreement that reduces the amount or changes the form of, consideration payable to the Taubman Family or is otherwise materially adverse to the Taubman Family.

The foregoing description of the Voting Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Voting Agreement. A copy of the Voting Agreement entered into by the Taubman Family, Simon and the Simon Operating Partnership is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause Simon’s or TCO’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by TCO’s shareholders; the risk that a condition to closing of the proposed transaction may not be satisfied; Simon’s and TCO’s ability to consummate the Mergers; the possibility that the anticipated benefits from the transaction cannot be fully realized (including Simon’s expectations regarding FFO accretion); the ability of TCO to retain key personnel and maintain relationships with business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which Simon and TCO operate, as detailed from time to time in each of Simon’s filings with the SEC. There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Simon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Simon cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Simon or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Simon undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of February 9, 2020, by and among the Taubman Parties and the Simon Parties.
99.1	Voting Agreement, dated as of February 9, 2020, by and among Simon, the Simon Operating Partnership and the other parties thereto.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 104)

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: February 11, 2020

Simon Property Group, Inc.

By:	/s/ Brian J. McDade
Executive Vice President, Chief Financial Officer and Treasurer

Simon Property Group, L.P.

By:	Simon Property Group, Inc.
Its general partner

By:	/s/ Brian J. McDade
Executive Vice President, Chief Financial Officer and Treasurer